UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2019

NATIONAL FUEL GAS COMPANY

(Exact name of registrant as specified in its charter)

New Jersey	1-3880	13-1086010

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6363 Main Street, Williamsville, New York                                 14221

                                                         (Address of principal executive offices)                                      (Zip Code)

Registrant’s telephone number, including area code: (716) 857-7000

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $1.00 per share	NFG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 13, 2019, the Board of Directors (“Board”) of National Fuel Gas Company (the “Company”) elected David H. Anderson to serve as a director of the Company, to hold office until the Company’s next Annual Meeting of Stockholders. Mr. Anderson is President and Chief Executive Officer of Northwest Natural Holding Company and Northwest Natural Gas Company. Mr. Anderson has been named to the Board’s Audit and Compensation Committees.

The Company will compensate Mr. Anderson in the same manner it compensates its other non-employee directors, as described at page 17 of the Company’s proxy statement filed January 18, 2019. In addition, like the Company’s other directors, Mr. Anderson has received an indemnification agreement, the terms of which are described in the Company’s Form 8-K filed September 18, 2006.

On June 13, 2019, the Board elected David P. Bauer President and Chief Executive Officer of the Company, Karen M. Camiolo Treasurer and Principal Financial Officer of the Company, and Elena G. Mendel Controller and Principal Accounting Officer of the Company. The appointments are effective July 1, 2019. Mr. Bauer, age 50, whose pending succession to the positions of President and Chief Executive Officer was previously disclosed by the Company, will resign the positions of Treasurer and Principal Financial Officer of the Company and President of National Fuel Gas Supply Corporation effective July 1, 2019. Ms. Camiolo will resign the positions of Controller and Principal Accounting Officer of the Company effective July 1, 2019. Neither Mr. Bauer nor Ms. Camiolo nor Ms. Mendel is employed pursuant to an employment agreement with the Company.

Ms. Camiolo, age 60, has served as Controller and Principal Accounting Officer of the Company since 2004, and over the course of her tenure had been named Controller of the Company’s utility, midstream and interstate pipeline and storage subsidiaries. Ms. Camiolo has also served as Vice President of the Company’s utility subsidiary since 2015.

Ms. Mendel, age 53, has served as Assistant Controller of the Company’s utility and interstate pipeline and storage subsidiaries since 2017. Prior to serving as Assistant Controller, Ms. Mendel had served as Chief Auditor since 2012.

In connection with these changes, the Compensation Committee of the Board on June 12, 2019 increased the annual salaries of Mr. Bauer and Ms. Camiolo to $800,000 and $415,000, respectively, effective July 1, 2019. In addition, the Compensation Committee granted Mr. Bauer 10,821 restricted stock units with a grant date of July 1, 2019 under the Company’s 2010 Equity Compensation Plan. The restricted stock units will vest in two installments, as follows: 5,410 on July 1, 2022 and 5,411 on July 1, 2023. No dividend equivalents will be provided in respect of the restricted stock units. The Compensation Committee also increased the annual salary of Ms. Mendel, effective July 1, 2019, to a level consistent with her experience and scope of responsibility in the business judgment of the Compensation Committee. Each of the executives will continue to participate in applicable incentive, benefit and change in control plans or agreements of the Company.

Item 7.01         Regulation FD Disclosure.

On June 13, 2019, Ronald C. Kraemer was named President of National Fuel Gas Supply Corporation, effective July 1, 2019. Mr. Kraemer has served as President of Empire Pipeline, Inc. since 2008 and Senior Vice President of Supply Corporation since June 2016.

On June 13, 2019, the Company issued a press release regarding its new director and a press release regarding its management changes. Copies of the press releases are furnished as part of this Current Report as Exhibits 99.1 and 99.2.

Neither the furnishing of these press releases as exhibits to this Current Report nor the inclusion in such press releases of any reference to the Company’s internet address shall, under any circumstances, be deemed to incorporate the information available at such internet address into this Current Report. The information available at the Company’s internet address is not part of this Current Report or any other report filed or furnished by the Company with the Securities and Exchange Commission.

Item 9.01         Financial Statements and Exhibits.

(d)        Exhibits

Exhibit 99.1	Press release furnished regarding election of new director

Exhibit 99.2	Press release furnished regarding management changes

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL FUEL GAS COMPANY

By:	/s/ Sarah J. Mugel
Sarah J. Mugel
Secretary

Dated: June 17, 2019